EXHIBIT 10.16

Resignation of Kimberly Sarubbi

August 2, 2010

Board of Directors

AMHN, Inc.

100 North First Street

Suite 104

Burbank, CA 91502

Effective immediately, please consider this letter my resignation as a director of AMHN, Inc. My resignation was not the result of a disagreement with the Company or any matter relating to the Company’s operations, policies, or practices.

Sincerely,

/s/ Kimberly Sarubbi

Kimberly Sarubbi